PRESS RELEASE

deltathree Signs North American Sales Agreement with ACN for deltathree’s Mobile Phone Application

  ACN to offer a private label version of deltathree’s joip Mobile Phone Application under the ACN Mobile World brand through thousands of ACN’s North American representatives

New York, NY – October 4, 2010 – deltathree, Inc. (OTCBB: DDDC.OB), a global provider of video and voice over Internet Protocol (VoIP) telephony services, products, hosted solutions and infrastructures for service providers, resellers and direct consumers, today announced a North American distribution agreement for deltathree’s recently-launched joip Mobile Phone Application with ACN, Inc.  ACN is the world's largest direct seller of telecommunications and essential services for residential and business customers, operating in 21 countries on four continents.  Under the terms of the agreement, ACN will sell a private label version of joip Mobile under the ACN Mobile World brand. Sales of the ACN Mobile World offering are scheduled for launch through thousands of independent representatives in ACN’s North American distribution network beginning October 2010.

“ACN is known worldwide for keeping its customers connected,” ACN Chairman and Co-Founder Robert Stevanovski said. “ACN Mobile World will allow our customers to keep in touch with friends and family no matter where life takes them. It is a natural fit for us as we continue to stay at the forefront of technology.”

ACN Mobile World is a cellular phone application that will provide low cost mobile calls over GSM, CDMA as well as WiFi networks. With calling packages for customers in the United States and Canada, ACN Mobile World will be available for reaching people worldwide. And with the Call Back Service, customers without smartphones can take advantage of low international rates. Cellular operating systems supported by ACN Mobile World will include the iPhone, Google Android and Nokia Symbian, with support for the Windows Mobile operating system and BlackBerry expected soon.

Mr. Effi Baruch, interim Chief Executive Officer and President, and Senior Vice President of Operations and Technology of deltathree, commented, “With the rising number of long distance international calls, and high cost roaming increasingly common for cellular customers worldwide, we see excellent opportunities for consumers to tap ACN Mobile World to save up to 70 percent on their mobile phone bills. ACN Mobile World represents a simple solution to access lower calling rates using their existing mobile phone. We are honored to have been selected by ACN and its vast network of independent representatives to better access the North American consumer market.”

The ACN Mobile World sign up and installation process will be quick and easy. Consumers will simply visit myacn.com or myacncanada.ca and complete a short online registration, download the software application and begin using ACN Mobile World to realize significant savings on their mobile calls. ACN Mobile World is expected to launch with a variety of pricing packages ranging from a flexible Pay As You Go plan to affordable monthly pricing plans.

About ACN

Founded in 1993, ACN is the world's largest direct seller of telecommunications and essential services for residential and business customers. ACN provides customers with leading-edge services such as Digital Phone Service with or without a Video Phone. ACN also provides budget-friendly options for services customers need and use every day, including Local and Long Distance Service bundled with High Speed Internet, Wireless, Satellite TV and Home Security. ACN operates in 21 countries with offices located throughout North America, Europe, Asia and the Pacific.  For more information, visit myacn.com. For information on ACN's business opportunity, visit acninc.com

About deltathree

Founded in 1996, deltathree, Inc. is a global provider of video and voice over Internet Protocol (VoIP) telephony services, products, hosted solutions and infrastructures for service providers, resellers and direct consumers. Supporting tens of thousands of active users around the world, deltathree serves customers through its two primary distribution channels: the service provider and reseller channel and the direct-to-consumer channel. deltathree's advanced solutions offer service providers and resellers a full spectrum of private label IP-based digital voice and video products and services, as well as a back-office suite of services. Utilizing advanced Session Initiation Protocol (SIP) technology, deltathree provides all the components to support a complete VoIP service deployment. deltathree's direct-to-consumer channel consists of the iConnectHere direct-to-consumer offering and joip, which powers the VoIP service of Panasonic's Globarange hybrid phone.

For more information about deltathree, please visit: www.deltathree.com.

iPhone is a trademark of Apple Inc. Android is a trademark of Google Inc. The Symbian trademark is the property of the Symbian Foundation or their respective owners.

Investor Relations Contact:	Company Contact:
Erik Knettel	Ziv Zviel
Grayling	Chief Financial Officer and Treasurer
1-646-284-9415	1-212-500-4860
ir@deltathree.com	ziv.zviel@deltathree.com